Exhibit 99.1

Press Release www.shire.com

Director/PDMR Shareholding

August 31, 2016 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated with them (“PCA”)
a)	Name	Kim Stratton
2.	Reason for the notification
a)	Position / status	Head of International Commercial - PDMR
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc Ordinary Shares of 5 pence each (“Ordinary Shares”)
	Identification code	ISIN: JE00B2QKY057
b)	Nature of the transaction	Vesting of Performance Share Awards (“PSAs”) in respect of notional Ordinary Shares awarded under the Shire Portfolio Share Plan (“PSP”) on August 29, 2013. In accordance with the rules of the PSP, upon vesting the number of Ordinary Shares to be delivered was increased by an amount equivalent to the value of dividends paid by the Company in respect of the PSAs from the award date to the date of vesting. Details of related disposal of Ordinary Shares are referenced in section 5. below.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		N/A	1,123
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	August 29, 2016
f)	Place of the transaction	N/A

5.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc Ordinary Shares of 5 pence each (“Ordinary Shares”)
	Identification code	ISIN: JE00B2QKY057
b)	Nature of the transaction	Disposal of Ordinary Shares in relation to the vesting of PSAs referenced in section 4. above. The proceeds of this disposal were used to satisfy personal tax liabilities arising from the vesting of the PSAs.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		£48.37079	337
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	August 30, 2016
f)	Place of the transaction	London Stock Exchange (XLON)

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations

Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com